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                                                                Exhibit 10.15

                    EXCLUSIVE SERVICES PROVIDER AGREEMENT

     This Exclusive Services Provider Agreement is made as of August 1, 1997, by and between Medical Billing Services of Arizona, Inc., a Delaware corporation ("MBSN"), and National Medical Financial Services Corporation, a Nevada corporation ("NMFSC").

    Whereas, NMFSC has assumed the obligations of Desert Health Resources, Inc. ("DHR") with respect to billing and collecting fees for medical services on or after August 1, 1997 expressly set forth in writing in the contracts listed on Exhibit A hereto (the "Contracts") other than obligations which DHR was obliged to perform, pay or discharge prior to August 1, 1997 (the "Contracted Services");

    Whereas, NMFSC desires to retain MBSN to provide the Contracted Services to the clients designated in the respective Contracts (the "Clients"); and

    Whereas, MBSN is willing to provide the Contracted Services on the terms and subject to the conditions set forth in this Agreement;

    Now, therefore, MBSN and NMFSC agree as follows:

    1.   Billing, Collection and Accounts Receivable Management Services.

         1.1 MBSN Services. MBSN will provide the Contracted Services specified in each of the Contracts to the Client identified in such Contract.

         1.2 Exclusivity. NMFSC will not authorize any other entity or person to provide, and NMFSC will not provide, any of the Contracted Services to any Client without MBSN's prior written consent.

         1.3 Client Data. NMFSC hereby assigns to MBSN all of NMFSC's rights pursuant to the Contracts to use for the purposes contemplated by this Agreement any billing data, patient data, insurance data or other data or information furnished or to be furnished by or on behalf of any Client ("Billing Data"). NMFSC hereby assigns to MBSN all representations, warranties and covenants of each Client contained in the Contracts with respect to such Client's Billing Data. NMFSC will promptly deliver to MBSN all Billing Data in NMFSC's custody or control, and NMFSC will, upon request by MBSN, direct any Client to deliver to MBSN any Billing Data that such Client is required to deliver to DHR pursuant to such Client's Contract.

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         1.4  Contracts.  NMFSC will not, without MBSN's prior written consent, amend, or waive any provision of, any Contract or assign any interest in any of NMFSC's rights pursuant to the Contracts to payment for rendering any of the Contracted Services.

    2. Client Obligations. MBSN's obligation to provide Contracted Services to any Client is subject to the condition that such Client perform all obligations of such Client contained in such Client's Contract in accordance with the terms and conditions of such Contract. NMFSC will take all actions reasonably requested by MBSN to compel the Clients to perform their obligations in accordance with their respective Contracts.

    3.   Compensation of MBSN.

         3.1 Estimated Payment. NMFSC will pay to MBSN in advance (the "Estimated Payment") (a) for October 1997 on or before October 1, 1997 the sum of $105,000 and (b) for each subsequent calendar month during the term of this Agreement on or before the first business day of each such month an amount equal to seventy percent (70%) of the amount of fees (net of refunds) collected by or for the account of NMFSC during the preceding calendar month for Contracted Services.

         3.2 Reconciliation. If the product (the "Product") of (a) seventy percent (70%) times (b) the amount of fees (net of refunds) collected by or for the account of NMFSC during any calendar month during the term of this Agreement for Contracted Services is greater than the Estimated Payment paid for such month, NMFSC will pay to MBSN the remainder of (i) such Product minus (ii) such Estimated Payment on or before the fifteenth day of the following month. If the Product for any such month is less than the Estimated Payment paid for such month, MBSN will refund to NMFSC the remainder of (a) such Estimated Payment minus (b) such Product on or before the fifteenth day of the following month. Sums payable pursuant to this
Section 3.2 shall be subject to a late payment fee of one percent (1%) per month or the highest legal rate, whichever is lower.

         3.3 Breach. In the event NMFSC is more than thirty (30) days late in paying any amount payable pursuant to Section 3.1 or Section 3.2, MBSN may cease providing Contracted Services in addition to any other remedy available to MBSN for such breach.

    4. Collection and Disposition of Client Fees. NMFSC authorizes MBSN to collect for NMFSC's account, and NMFSC will upon request by MBSN direct each Client to pay to MBSN for NMFSC's account, all fees payable after September 30, 1997 by such Client for Contracted Services pursuant to such Client's Contract (the "Client Fees"). MBSN will deliver to NMFSC all Client Fees received by MBSN during October 1997 or any subsequent calendar month during the term of this Agreement on or before the third business day following the later of (a) the last day of such month and (b) the date on which MBSN receives payment in full of the Estimated Payment for the following month.

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    5.   Taxes.  NMFSC agrees to pay any taxes, duties or other assessments resulting from this Agreement or MBSN's provision of Contracted Services under this Agreement, including sales, use, ad valorem, business privilege or similar taxes, except taxes based on MBSN's net income or business privilege taxes based on transaction of business by MBSN, unless NMFSC furnishes MBSN with a valid tax exemption certificate. If required by appropriate taxing authorities, MBSN will collect such taxes from NMFSC. MBSN agrees to give prompt notice to NMFSC if it receives a formal notice that such taxes are due, and NMFSC agrees to reimburse MBSN in full if MBSN must make the payment for any such taxes, including without limitation all penalties and interest.

    6. Warranty Disclaimer; Limitation of Remedy; Exclusion and Limitation of Liability.

         6.1 Warranty; Disclaimer of Warranty. MBSN will perform the Contracted Services with reasonable skill and diligence and in a commercially reasonable manner. MBSN makes no other warranty with respect to the Contracted Services to be provided hereunder. ALL WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALINGS OR USAGE OF TRADE ARE HEREBY EXCLUDED. MBSN does not warrant the amount of collections that will be achieved based on Contracted Services to be provided hereunder.

         6.2 Limitation of Remedy. In the event that MBSN fails to perform, in conformance with the provisions of this Agreement, any service required to be provided by MBSN pursuant to this Agreement, NMFSC's exclusive remedy (except as provided in Section 7.1) for such non-performance or other breach by MBSn will be that NMFSC may require MBSN to promptly provide such service in conformance with the provisions of this Agreement; provided, however, that if such exclusive remedy fails of its essential purpose NMFSC may recover damages caused by such breach subject to the limitations set forth in Section
6.3 of this Agreement.

         6.3 Exclusion and Limitation of Liabilities. MBSN will have no liability for consequential, incidental or punitive damages in any action arising out of this Agreement or any service to be provided by MBSN pursuant to this Agreement, including but not limited to actions for breach of contract or in tort. If MBSN fails to perform, in conformance with the provisions of this Agreement, any service that MBSN is required to provide pursuant to this Agreement, MBSN's liability for damages for such breach will be limited to the direct damages (excluding loss of profit) actually resulting to NMFSC from such breach.

    7.   Termination.

         7.1 Termination. Either party may terminate this Agreement by written notice in the event that the other party breaches any obligation of such party pursuant to this

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Agreement and such breach is not cured within thirty (30) days after notice of such breach is given to such other party.

         7.2 Return of Materials. Upon the termination of this Agreement MBSN will promptly return, at NMFSC's expense, all copies of documents, data, computer tapes and other materials containing Billing Data to NMFSC and destroy, erase, delete, or otherwise render unusable all cards, tapes, floppy disks and any other storage medium containing Billing Data.

    8. Material Changes. In the event of a significant change in any insurance, tax, third party reimbursement or other law, regulation, policy or procedure that materially and adversely affects the feasibility or cost of MBSN's provision of services pursuant to this Agreement, MBSN may terminate this Agreement upon sixty (60) days prior notice.

    9. Justifiable Delay and Non-Performance. Neither party will be liable for any failure to perform or delay in performing any obligation of such party pursuant to this Agreement resulting from any cause beyond the reasonable control of the non-performing or delaying party, including, but not limited to, computer malfunction or breakdown. In the event of a delay in performance due to any such cause, the time for performance will be extended for a period reasonably necessary to overcome the effect of such cause.

    10.  Right to Audit Client Fees.

         10.1 Audit by MBSN. MBSN may, at MBSN's expense, on one occasion during any calendar year have an independent accountant conduct, upon not less than five (5) business days prior notice to NMFSC and during normal business hours, an audit of the fees collected by NMFSC for Contracted Services. MBSN will maintain, and will cause such independent accountant to agree with NMFSC in writing to maintain, the confidentiality of all information obtained by such independent accountant in the course of any such audit.

         10.2 Audit by NMFSC. NMFSC may, at NMFSC's expense, on any reasonable time or times during the term of the Agreement, have an independent accountant conduct, upon not less than five (5) business days prior notice to MBSN and during normal business hours, an audit of the Client Fees collected by MBSN for NMFSC's account pursuant to this Agreement. NMFSC will maintain, and will cause such independent accountant to agree with MSBN in writing to maintain, the confidentiality of all information obtained by such independent accountant in the course of any such audit.

    11. Right of First Refusal. If NMFSC or any subsidiary or other affiliate of NMFSC (the "Offeror") enters into any agreement or other arrangement with any Client or an affiliate of any Client (other than the Contracts) during the term of this Agreement pursuant to which the Offeror is to be compensated for providing any billing, collection or accounts receivable management services, the Offeror will offer MBSN the option to provide such services on the

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terms (including but not limited to terms as to compensation of MBSN) and conditions set forth in this Agreement with respect to MBSN's provision of the Contracted Services.

    12. Arbitration. Any controversy or dispute between NMFSC and MBSN relating to this Agreement will be finally settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association held in Las Vegas, Nevada. Judgment upon any award made in any such arbitration may be entered and enforced in any court of competent jurisdiction.

    13. No Publicity. Neither party will disclose the existence or terms of this Agreement without the prior written consent of the other party, except to any permitted assignee, permitted delegatee or affiliate of such party or to any governmental or other regulatory agency to the extent required by applicable law or regulation.

    14. Notice. All notices, demands and other communications hereunder ("Notices") shall be written and shall be deemed to have been duly given if delivered in person, mailed in the country in which the addressee is located (registered or certified mail, postage prepaid, return receipt requested), sent via an internationally recognized courier service or sent by cable, telex, facsimile transmission or other electronic means of written communication and confirmed in a writing sent by the close of business on the next following business day via an internationally recognized courier service as follows:

    To NMFSC:      National Medical Financial
                    Services Corporation
                   1315 Greg Street, Suite 103
                   Sparks, Nevada 89431
                   Attention:  President

    To MBSN:       Medical Billing Services of Arizona, Inc.
                   925 West Kathleen Road
                   Phoenix, Arizona 85023
                   Attention:  Christopher J. Asterino, President

or to such other address as NMFSC or MBSN may designate by notice to the other, except that Notices of change of address shall only be effective upon receipt.

    15. Independent Contractor. MBSN is acting as an independent contractor with respect to all matters arising out of its performance under this Agreement, and will not be considered an agent, partner, joint venturer or "affiliated services group" with or for NMFSC.

    16. Nonsolicitation. NMFSC acknowledges that MBSN has made a significant investment in the development of its business, including the training of its employees. Therefore, during the term of this Agreement and for one (1) year thereafter, NMFSC agrees

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not to directly or indirectly solicit or employ any MBSN employee without the prior written consent of MBSN.

    17. Assignment. NMFSC may not assign or delegate any of its rights or obligations pursuant to this Agreement without the prior written consent of MBSN. Any or all of MBSN's rights and obligations under this Agreement may be assigned or delegated by it in its sole discretion.

    18. Governing Law. This Agreement will be governed by the law of the State of Nevada, without regard to its choice of law provisions.

    19.  Miscellaneous.

         19.1 This Agreement embodies the entire understanding and agreement of the parties with respect to the subject matter hereof and may not be altered or modified in any manner except by a written agreement signed by both parties.

         19.2 No delay or omission on the part of either party in exercising any right hereunder shall operate as a waiver of such right or any other right of such party, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.





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    In witness whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             MEDICAL BILLING SERVICES OF ARIZONA, INC.


                             By:/s/  Christopher J. Asterino
                                -------------------------------
                                  President


                             NATIONAL MEDICAL FINANCIAL SERVICES
                              CORPORATION


                             By:/s/  Douglas R. Colkitt, M.D.
                                -------------------------------
                                  President



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